Exhibit 99.1

ContraFect Reports Third Quarter 2021 Financial Results and Provides Corporate Update

YONKERS, New York — November 15, 2021 — ContraFect Corporation (Nasdaq: CFRX), a late clinical-stage biotechnology company focused on the discovery and development of direct lytic agents (DLAs), including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, today announced financial results and business updates for the third quarter ended September 30, 2021.

“We continue to make important progress across our extensive portfolio, as we generate and publish new and compelling data highlighting the potential meaningful improvements for patients that we have observed in a variety of difficult to treat infections. Our primary focus remains on the enrollment of patients in the Phase 3 DISRUPT superiority study of our Breakthrough Therapy, new modality drug, exebacase, in patients with Staph aureus bloodstream infections. We now have nearly 60 active clinical sites and we continue to accumulate patients every month, despite the ongoing COVID-19 pandemic. In addition, we remain vigilant in our financial management and will continue to provide our shareholders with relevant updates as they emerge,” said Roger J. Pomerantz, M.D., President, Chief Executive Officer, and Chairman of ContraFect.

As previously communicated, the pandemic has caused some delays in patient enrollment during certain months of this year, as hospitals struggle to recover from the surges in COVID-19 infections and hospitalizations. ContraFect now expects to conduct the planned interim futility analysis to assess the superiority of exebacase versus standard of care antibiotics (SOCA) alone, based on approximately 60% of the MRSA study population, in the first half of 2022. The Company continues to anticipate completion of full patient enrollment for the study in 2022.

Recent Corporate Highlights

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In October, the Company presented important new data at IDWeek 2021, in a late breaker, oral presentation, from the Phase 2 study of exebacase. These data demonstrated that exebacase, used in addition to SOCA, more rapidly resolved clinical symptoms of Staph aureus bacteremia versus SOCA alone. The median time to resolution was 3 days for exebacase-treated patients, as compared to 6 days for SOCA-alone patients. Notably, among the exebacase-treated patients with MRSA bacteremia, the median time to symptom resolution was 3 days, as compared to 7 days in patients who received SOCA alone. Additionally, 94.1% of exebacase-treated patients with MRSA bacteremia showed symptom resolution, compared with only 81.8% MRSA bacteremia patients treated with SOCA alone.

•

In October, new surveillance data was presented at IDWeek 2021 on the in vitro activity of exebacase against Staph aureus causing bacteremia in the United States, including multidrug-resistant (MDR) strains. The data showed that Staph aureus accounted for approximately 25% of all pathogens recovered from blood specimens and nearly 40% of Staph aureus infected samples were of a methicillin-resistant phenotype. These data demonstrated the potent activity of exebacase and that its activity was consistent, regardless of resistance phenotype (MSSA, MRSA, including MDR isolates).

•

In October, ContraFect announced the poster presentation on the activity of DLAs against the most prevalent MDR pathogenic strains responsible for pulmonary infections in Cystic Fibrosis patients at the North American Cystic Fibrosis Conference. The data further support the in vitro activity profile of CF-370 and amurin AM1 against specific Gram-negative pathogens, including Pseudomonas aeruginosa (P. aeruginosa), Stenotrophomonas maltophilia, and Achromobacter spp.

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In July, new data was presented at the 31st European Congress of Clinical Microbiology & Infectious Diseases (ECCMID) demonstrating the in vitro synergy for anti-biofilm activity of exebacase with either rifampin, vancomycin, or daptomycin against Staph epidermidis strains responsible for bone and joint infections of the knee, hip and shoulder. These data add to the evidence supporting the potential for exebacase to treat Staph epidermidis infections of prosthetic joints.

•

In July, new data were presented at the 31st European Congress of Clinical Microbiology & Infectious Diseases (ECCMID) demonstrating the potent in vitro activity of CF-370 against clinical MDR and extreme drug-resistant (XDR) P. aeruginosa isolates, including carbapenem and colistin resistant forms. Isolates included those from the Centers for Disease Control Antibiotic Resistance Bank.

Third Quarter 2021 Financial Results

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Research and development (R&D) expenses were $8.7 million for the third quarter of 2021 compared to $4.7 million in the comparable period in 2020. This increase was primarily attributable to an increase in CRO and investigator site expenses related to the execution of the Phase 3 clinical study, an increase in expenditures for non-clinical studies of exebacase, CF-370, CF-296 and the amurin peptides, as all programs continued to progress forward, and an increase in clinical development and manufacturing headcount and related personnel costs to support the ongoing development of exebacase.

•

General and administrative (G&A) expenses were $3.0 million for the third quarter of 2021 compared to $2.6 million in the comparable period in 2020. This increase was primarily attributable to an increase in administrative personnel and insurance costs, which was partially offset by a decrease in legal expenses.

•

Net loss was $5.3 million, or a loss of $(0.13) per share, for the third quarter of 2021 compared to net income of $3.4 million, or income of $0.12 per share, for the comparable period in 2020. The net loss per share in the current period includes a $6.4 million, or $0.16 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities. In the prior year period, the net income per share included a $10.7 million, or $0.38 per share, non-cash gain from the change in the fair value of the Company’s warrant liabilities.

•	As of September 30, 2021, ContraFect had cash, cash equivalents and marketable securities of $63.3 million.

About Exebacase (CF-301):

Exebacase is a recombinantly-produced lysin (cell wall hydrolase enzyme) with potent bactericidal activity against Staph aureus, a major cause of bloodstream infections (BSIs) also known as bacteremia. In the Company’s Phase 2 study of exebacase, a pre-specified analysis of MRSA-infected patients showed that the clinical responder rate at Day 14 in patients treated with exebacase was nearly 43-percentage points higher than in patients treated with SOC antibiotics alone (74.1% for patients treated with exebacase compared to 31.3% for patients treated with SOC antibiotics alone (p=0.010)). In addition to the higher rate of clinical response, MRSA-infected patients treated with exebacase showed a 21-percentage point reduction in 30-day all-cause mortality (p=0.056), a four-day lower median length of hospital stay and meaningful reductions in hospital readmission rates. Exebacase is currently being studied in the Phase 3 DISRUPT superiority design study of exebacase in patients with Staph aureus bacteremia, including right-sided endocarditis.

Exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia. Exebacase was licensed from The Rockefeller University and is being developed at ContraFect.

About CF-370:

CF-370 is an investigational first-in-class therapeutic candidate targeting P. aeruginosa, a Gram-negative pathogen. CF-370 has been engineered to bypass the outer membrane of the bacteria and to enable potent activity in human serum. The Company believes this is a significant milestone for direct lytic agents as native lysins are typically unable to penetrate the outer membrane of Gram-negative bacteria. However, based on the proprietary methods the Company has identified and utilizes to engineer lysins, CF-370 has exhibited the microbiologic attributes of the lysin class, including rapid and potent bactericidal activity, synergy with a broad range of standard of care antibiotics and the eradication of biofilms in preclinical studies. The promising data from animal models support the potential therapeutic utility of CF-370 for the treatment of serious infections caused by P. aeruginosa.

About ContraFect:

ContraFect is a biotechnology company focused on the discovery and development of DLAs, including lysins and amurin peptides, as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our platform of DLAs, which include lysins and amurin peptides. Lysins are a new class of DLAs which are recombinantly produced antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. Amurin peptides are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, including P. aeruginosa, Acinetobacter baumannii, and Enterobacter species. We believe that the properties of our lysins and amurin peptides will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. We have completed a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis, with our lead lysin candidate, exebacase, which is the first lysin to enter clinical studies in the U.S. Exebacase, currently being studied in a pivotal Phase 3 clinical study, was granted Breakthrough Therapy designation by the FDA for the treatment of MRSA bloodstream infections, including right-sided endocarditis, when used in addition to SOC anti-staphylococcal antibiotics.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Activities related to exebacase during the period of performance under the contract will be funded in part with federal funds from HHS; ASPR; BARDA, under contract number 75A501212C00021.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding: the Company’s progress across its portfolio, data, study patient enrollment, delays and expected timelines, the disclosure of relevant updates, COVID-19, timing of the interim futility analysis, in vivo and in vitro results, presentations, the Company’s financial results, financial position, balance sheets and statements of operations, ContraFect’s ability to discover and develop DLAs as new medical modalities for the treatment of life-threatening, antibiotic-resistant infections, whether ContraFect will address life-threatening infections using its DLA platform, whether exebacase has the potential to be a first-in-class treatment for Staph aureus bacteremia, the features, properties and potential utility of CF-370, whether lysins are a new class of DLAs which are recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, whether amurins are a novel class of DLAs which exhibit broad-spectrum activity against a wide range of antibiotic-resistant Gram-negative pathogens, and whether the properties of ContraFect’s lysins and amurins will make them suitable for targeting antibiotic-resistant organisms, such as MRSA and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including the occurrence of any adverse events related to the discovery, development and commercialization of ContraFect’s product candidates such as unfavorable clinical trial results, insufficient supplies of drug products, the lack of regulatory approval, or the unsuccessful attainment or maintenance of patent protection and other important risks detailed under the caption “Risk Factors” in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

(in thousands)

	September 30, 2021	December 31, 2020

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$20,225	$15,485
Marketable securities	43,092	27,005
Prepaid expenses and other current assets	11,022	4,165

Total current assets	74,339	46,655
Property and equipment, net	784	910
Operating lease right-of-use assets	2,614	2,811
Other assets	105	740

Total assets	$77,842	$51,116

Liabilities and stockholders’ equity
Current liabilities	$9,869	$6,060
Warrant liabilities	12,194	29,404
Long-term portion of lease liabilities	2,700	2,959
Other liabilities	73	73

Total liabilities	24,836	38,496
Total stockholders’ equity	53,006	12,620

Total liabilities and stockholders’ equity	$77,842	$51,116

CONTRAFECT CORPORATION

Unaudited Statements of Operations

(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating expenses:
Research and development	$8,664	$4,706	$24,462	$15,354
General and administrative	3,022	2,607	8,722	8,186

Total operating expenses	11,686	7,313	33,184	23,540

Loss from operations	(11,686)	(7,313)	(33,184)	(23,540)
Other income (expense):
Interest income	36	58	91	154
Other income (expense)	—	10	—	(2,165)
Change in fair value of warrant liabilities	6,358	10,689	17,210	3,800

Total other income	6,394	10,757	17,301	1,789

Net income (loss)	$(5,292)	$3,444	$(15,883)	$(21,751)

(in thousands, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Per share information:
Basic net income (loss) per share	$(0.13)	$0.12	$(0.44)	$(1.03)

Shares used in computing basic net income (loss) per share	39,332,721	27,809,169	35,914,327	21,069,057

Diluted net loss per share	$(0.13)	$(0.19)	$(0.44)	$(1.03)

Shares used in computing diluted net loss per share	39,332,721	29,079,107	35,914,327	21,069,057

In this release, management has presented its financial position as of September 30, 2021 and its operating results for the three and nine months ended September 30, 2021 and 2020 in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The Company’s financial position as of December 31, 2020 has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2021. You should refer to both the Company’s Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contacts:

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Jules Abraham

CORE IR

Tel: 917-885-7378

Julesa@coreir.com